EXHIBIT 10.25

TERMINATION AGREEMENT AND RELEASE

This TERMINATION AGREEMENT AND RELEASE, dated as of December 23, 2015 (this "Agreement"), is entered into by and among Spotlight Innovation Inc. ("Company"), the nine investors listed on the signature page hereto (each, an "Investor" and collectively, the "Investors"), Elco Securities, Ltd. (the "Intermediary"), Jonathan Kramer ("Escrow Agent"), Catwalk Capital, LLC (the "Advisor"), and Cristopher Grunewald.

RECITALS

A. The Investors and the Company entered into Unit Subscription Agreements dated June 9, 2014 (USA Control No. 849207105 STLT No's: 01-10, collectively "USA") pursuant to the Confidential Memorandum of Terms (MOT Control No. 849207105 STLT, the "MOT");

B. Pursuant to the USA, the Investors, Intermediary, Advisor, and the Company entered into an Account Management Agreement for the management of the USA (AMA Control No: AMA 849207105 STLT the "AMA");

C. Pursuant to the USA, the Investors and the Company entered into an Escrow& Compliance Attorney Agreement (the "CCA") pursuant to which Escrow Agent was appointed as Escrow Agent & Compliance Attorney for the receipt of the deposit of shares of Company's super voting Class C Series Preferred Stock, described in Exhibit C to the MOT; and

D. For due and valuable consideration, acknowledgement of which is received, the Investors, Advisor, Escrow Agent and Intermediary, have agreed to terminate, cancel and unwind the USA, and any and all related agreements (including but not limited to USA, MOT, AMA and CCA, and the other agreements and documents contemplated hereby collectively referred to as the "Transaction Documents," copies of which are attached hereto).

NOW, THEREFORE, in consideration of the premises and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Termination. For due and valuable consideration, acknowledgement of which is received, the Company, Investors, Advisor, Escrow Agent and Intermediary agree that, effective immediately the Transaction Documents are hereby terminated, cancelled, deemed null and void, and shall be of no further force or effect. For due and valuable consideration, acknowledgement of which is received, the Advisor agrees that effective the date hereof, all of the Warrants referenced in the Agreement to Settle Fees dated on or about March 30, 2015 are terminated/cancelled. The Parties further agree that this Agreement terminates and cancels any and all understandings, oral and or written agreements, implied or otherwise between the Parties, which may not be specifically referenced in this Agreement.

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2. Cancellation/Return of Series A Preferred Stock. The Investors agree that effective the date hereof, all of the shares of Series A Preferred Stock issued by the Company and held by the Intermediary pursuant to the Transaction Documents as set forth on Schedule 2 are hereby cancelled. Immediately prior to the execution by the Parties of this Agreement, the Intermediary will send to the Transfer Agent of the Company at the following address: Shay Galam, VStock Transfer, LLC, 18 Lafayette Place, Woodmere, New York 11598, Phone: (212) 828-8436, via overnight delivery from a reputable courier, the following original documents: (i) certificates evidencing the Series A Preferred Stock owned by such Investor (or assignee) for cancellation, and (ii) letters to the Transfer Agent of the Company (in the form annexed hereto) signed by the Investors instructing the Transfer Agent to cancel such shares of Series A Preferred Stock.

3. Cancellation/Return of Warrants. The Investors (or their assigns) agree that effective the date hereof all of the Warrants issued by the Company and held by the Intermediary pursuant to the Transaction Documents as set forth on Schedule 3 are hereby cancelled. Immediately prior to the execution by the Parties of this Agreement, the Intermediary will send to the Transfer Agent of the Company at the following address: Shay Galam, VStock Transfer, LLC, 18 Lafayette Place, Woodmere, New York 11598, Phone: (212) 828-8436, via overnight delivery from a reputable courier, the following original documents: (i) certificates evidencing the Warrants owned by such Investor (or assignee) for cancellation, and (ii) letters to the Transfer Agent of the Company (in the form annexed hereto) signed by the Investors instructing the Transfer Agent to cancel such Warrants.

4. Return of Series C Preferred Stock. Upon execution of this Agreement by the parties hereto, and conveyance of evidence of the same to the Escrow Agent, the Escrow Agent is authorized to and shall immediately deliver the original certificate evidencing the shares of Series C Preferred Stock (500,000 shares) and the Power of Attorney held by the Escrow Agent to the Company via overnight delivery from a reputable courier. Upon completion of this delivery, Escrow Agent's duties pursuant to the CCA shall be complete and the Escrow Agent discharged. The Escrow Agent shall then provide any final invoicing to Company, pursuant to the CCA, which shall be due upon delivery.

5. Covenant. Each of the parties covenants and agrees, at its own expense, to execute and deliver, at the request of the other party, such further instruments and to take such other action as such other party may reasonably request to effectuate the terms of this Agreement. The Investors further covenant and agree that the shares of Series A Preferred Stock and Warrants of the Company referenced in this Agreement represent all of the securities of the Company owned by the Investors. The Investors waive any and all preemptive rights to participate in any future financing of the Company or its affiliates.

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6. Confidentiality; Publicity. Except for filings required by the Company with the Securities and Exchange Commission and related releases, copies of which shall be supplied to all parties prior to dissemination, the parties agree that each will keep confidential and will not disclose or divulge any confidential, proprietary, or secret information that they may obtain from the other parties pursuant to this Agreement, unless such information is known, or until such information becomes known, to the public; provided, however,that the parties may disclose such information (a) to their attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with this Agreement and the transactions contemplated hereby, (b) upon the request or demand of any governmental regulatory agency or authority after such party has first had a reasonable opportunity to contest or seek the modification of the request or demand, (c) that is or becomes available to the public other than as a result of a disclosure by the disclosing party, (d) in connection with any litigation to which a party is or may be a party, (e) to the extent necessary in connection with the exercise of any remedy under this Agreement or (f) to the extent otherwise required by law. No party hereto will issue any press release or other public announcement or disclose the terms of this Agreement (including, without limitation, any consideration payable hereunder) without the prior written approval of each other party, except as such disclosure may be made in the course of normal reporting practices by a party hereto or as otherwise required by law, including provisions of the Exchange Act of 1934. The provisions of this Section 6 shall survive the closing of this Agreement.

7. Survival of Representations and Warranties. All agreements, representations, warranties, and covenants contained herein shall survive the execution and delivery of this Agreement and the closing of the transactions contemplated hereby.

8. Consideration. In consideration for entering into this Agreement, once the Company has received written verification that the Transfer Agent has received the Series A Preferred Stock and Warrants as per Sections 2 and 3 above, and the Company has received the Series C Preferred Stock as per Section 4 above, the Company agrees to issue in the name of the Advisor an aggregate of 500,000 shares of its Common Stock with restrictive legend (the "Shares," copies of such Shares will be provided by the Company to the Advisor via facsimile). The Shares shall be held by the Company and released to the Advisor upon the satisfaction by the Advisor of certain conditions set forth in two separate termination agreements of even date hereof between the Advisor and the Company. The Company, with no further action or consent of the Advisor, shall be entitled to cancel such portion of the Shares and returned such shares to treasury if the Advisor has breached the terms of such agreement(s) pursuant to the terms thereto. The Investors hereby represent that each is an "accredited investor" as defined in Regulation D under the Securities Act. In the next the Company files a registration statement with the Securities and Exchange Commission within twelve months of the date hereof, the Company agrees to include such portion of said 500,000 shares of its Common Stock which are released to the Advisor upon the satisfaction by the Advisor of certain conditions set forth in two separate termination agreements of even date hereof between the Advisor and the Company.

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9. Mutual Releases; Covenants Not to Sue.

(a) The Investors, Advisor and Intermediary, for and on behalf of themselves and the Investor Related Parties (as defined below), do hereby unequivocally release and discharge the Company and any of its former and current subsidiaries, equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, successors or assignees or any former or current subsidiary, equity holder, controlling person, director, officer, employee, agent, Affiliate, member, manager, general or limited partner, successor or assignee of any of the foregoing (collectively, the "Company Related Parties"), from any and all past, present or future liabilities, actions, claims or damages of any kind or nature, in law, equity or otherwise, asserted or that could have been asserted, under any Applicable Law or otherwise, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, anticipated or unanticipated, disclosed or undisclosed, accrued or unaccrued, apparent or not apparent, foreseen or unforeseen, matured or not matured, liquidated or not liquidated, fixed or contingent, whether or not concealed or hidden, from the beginning of time until the date of execution of this Agreement, that in any way arises from or out of, are based upon, or are in connection with or relate in any way to or involve, directly or indirectly, any of the actions, transactions, occurrences, statements, representations, misrepresentations, omissions, allegations, facts, practices, events, claims or any other matters, things or causes whatsoever, or any series thereof, that were, could have been, or in the future can or might be alleged, asserted, set forth, claimed, embraced, involved, or referred to in, or related to, directly or indirectly: (i) the Transaction Documents, (ii) any breach, non-performance, action or failure to act under any of the Transaction Documents, (iii) the events leading to the termination of the Transaction Agreement, (iv) any deliberations or negotiations in connection with the Transaction Documents, and (v) any SEC filings, public filings, periodic reports, press releases, proxy statements or other statements issued, made available or filed relating, directly or indirectly, to the transactions contemplated by the Transaction Documents (collectively, the "Investor Released Claims"); provided, however, that no Party shall be released from any breach, non-performance, action or failure to act under this Agreement occurring on or after the date hereof.

(b) The Company, for and on behalf of itself and the Company Related Parties, does hereby unequivocally release and discharge the Investors, Advisor and Intermediary and any of their former and current subsidiaries, equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, spouses, heirs, trusts, trustees, successors, assignees, or any former or current subsidiary, equity holder, controlling person, director, officer, employee, agent, Affiliate, member, manager, general or limited partner, successor or assignee of any of the foregoing (collectively, the "Investor RelatedParties"), from any and all past, present or future liabilities, actions, claims or damages of any kind or nature, in law, equity or otherwise, asserted or that could have been asserted, under any Applicable Law or otherwise, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, anticipated or unanticipated, disclosed or undisclosed, accrued or unaccrued, apparent or not apparent, foreseen or unforeseen, matured or not matured, liquidated or not liquidated, fixed or contingent, whether or not concealed or hidden, from the beginning of time until the date of execution of this Agreement, that in any way arises from or out of, are based upon, or are in connection with or relate in any way to or involve, directly or indirectly, any of the actions, transactions, occurrences, statements, representations, misrepresentations, omissions, allegations, facts, practices, events, claims or any other matters, things or causes whatsoever, or any series thereof, that were, could have been, or in the future can or might be alleged, asserted, set forth, claimed, embraced, involved, or referred to in, or related to, directly or indirectly: (i) the Transaction Documents and the transactions contemplated by the Transaction Documents, (ii) any breach, non-performance, action or failure to act under any of the Transaction Documents, (iii) the events leading to the termination of the Transaction Agreement, (iv) any deliberations or negotiations in connection with the Transaction Documents, and (v) any SEC filings, public filings, periodic reports, press releases, proxy statements or other statements issued, made available or filed relating, directly or indirectly, to the transactions contemplated by the Transaction Documents (collectively, the "Company Released Claims" and, together with the Investor Released Claims, the "Released Claims"); provided, however, that no Party shall be released from any breach, non-performance, action or failure to act under this Agreement occurring on or after the date hereof.

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(c) In connection with such waiver and relinquishment, the Parties acknowledge that they or their attorneys or agents may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to the Released Claims, but that it is their intention hereby fully, finally and forever to settle and release all of the Released Claims. In furtherance of this intention, the releases herein given shall be and remain in effect as full and complete mutual releases with regard to the Released Claims notwithstanding the discovery or existence of any such additional or different claim or fact.

(d) Each Party, on behalf of itself and its respective Related Parties, hereby covenants to each other Party and their respective Related Parties not to, with respect to any Released Claim, directly or indirectly encourage or solicit or voluntarily assist or participate in any way in the investigation, filing, reporting or prosecution by such Party or its Related Parties or any third party of a suit, arbitration, mediation, or claim against any other Party and/or its Related Parties relating to any Released Claim. The covenants contained in this Section shall survive this Agreement indefinitely regardless of any statute of limitations.

10.Representations of the Parties.

(a) Each Party represents and warrants to the other Parties as follows:

(i) Such Party has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Party of this Agreement, the performance of its obligations hereunder and its consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary action of such Party, as applicable, and no other action on the part of such Party, is necessary to authorize the execution and delivery by such Party of this Agreement, the performance by it of its obligations hereunder and its consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Party, and, assuming the due authorization, execution and delivery by the other Parties, constitute legal and binding obligations of such Party, enforceable against such Party in accordance with its terms, except as (a) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

(ii) The execution and delivery by such Party of this Agreement does not, and the consummation of the transactions contemplated hereby and the performance of its obligations hereunder will not (with or without the giving of notice, the termination of any grace period or both): (a) violate, conflict with, or result in a breach or default under any provision of the organizational documents of such Party, as applicable or (b) to the best knowledge of each Party, violate any Applicable Law.

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11. Notices. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be delivered by hand, sent by fax, or nationally recognized overnight courier or mailed by first class certified or registered mail, return receipt requested, postage prepaid:

If to the Company:	Mr. Cristopher Grunewald President Spotlight Innovation Inc. 6750Westown Parkway, Suite 200-226 West Des Moines, IA 50266
If to all other parties as set forth on Schedule 11.

Notices provided in accordance with this Section 11 shall be deemed given (i) when received, if sent by hand, (ii) when received, if sent by facsimile prior to 5:00 p.m. local time at the place received (otherwise on the next following business day), (iii) one business day after delivery to a nationally recognized overnight courier service and (iv) five business days after deposit in the U.S. mail first class certified or registered, postage prepaid.

12. Entire Agreement. This Agreement, and any exhibits and schedules attached hereto or referenced herein embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior oral or written agreements and understandings relating to such subject matter. Notwithstanding the foregoing, the Parties have executed an Omnibus Agreement of even date herewith, which terminates and cancels any and all understandings, oral and or written agreements, implied or otherwise, between the Parties, which may not be specifically referenced herein.

13. Amendments and Waivers. Except as otherwise expressly set forth in this Agreement, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of each of the parties. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

15. Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

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16. Severability.If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

17. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS (WITHOUT GIVING EFFECT TO ANY CONFLICTS OR CHOICE OF LAWS PROVISIONS WHICH WOULD CAUSE THE APPLICATION OF THE DOMESTIC SUBSTANTIVE LAWS OF ANY OTHER JURISDICTION).

18. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT, ANY OF THE TRANSACTION DOCUMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

19. Fees and Expenses. Each of the parties agrees to pay their respective costs and expenses incurred by such party in connection with this Agreement and the transactions contemplated hereby. In any action to enforce the terms of this Agreement, the successful party shall be entitled to recover its reasonable attorneys' fees, costs and expenses from the party that refused or failed to perform.

20. Reliance on Independent Legal Advice. Each of the Parties further represents and warrants to each other, as of the date hereof that it has received advice from its own, independent legal counsel prior to its execution of this Termination Agreement and is executing the same freely and voluntarily.

21. Specific Performance. The Parties agree that if any of the provisions of this Agreement were not performed by the Parties in accordance with their specific terms or were otherwise breached thereby, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that each Party will be entitled to specific performance to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it may be entitled at law or in equity.

22. Escrow Agent and Compliance Attorney Signature. The Escrow Agent executes this document to signify his agreement to the Termination of the CCA pursuant to paragraph 1, and his agreement to deliver shares pursuant to paragraph 4 only. Escrow Agent is not otherwise a party to this Agreement, and should not be considered bound by any other provision herein.

23. Cristopher Grunewald Signature. Cristopher Grunewald executes this document in his individual capacity to signify his agreement to the Termination of the CCA pursuant to paragraph 1. Cristopher Grunewald is not otherwise a party to this Agreement, and should not be considered bound by any other provision herein.

[The immediately following page contains the signatures of the parties.]

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IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.

SPOTLIGHT INNOVATION INC.		ESCROW & COMPLIANCE ATTORNEY

By:	/s/ Cristopher Grunewald	By:	/s/ Jonathan Kramer
Name:	Cristopher Grunewald	Name:	Jonathan Kramer
Title:	President	Title:

Cristopher Grunewald

INTERMEDIARY Elco Securities Ltd.		ADVISOR Catwalk Capital, LLC

By:	/s/ Isaac Collie	By:	/s/ J. Greig
Name:	Isaac Collie	Name:	J. Greig
Title	Managing Director	Title:	Principal

INVESTORS

Copperbottom Investments, Ltd.	Britannia Securities International, Ltd.

By:	By:
Name:	Name:
Title:	Title:

Agri-Technologies International, Ltd.	On Time Investments, Ltd.

By:	By:
Name:	Name:
Title:	Title:

RnD Company, Ltd.	Rooftop Holdings, Ltd.

By:	By:
Name:	Name:
Title:	Title:

Sequence Investments Ltd.	Anybright Investments, Ltd.

By:	By:
Name:	Name:
Title:	Title:

Orange Investments, Ltd.

By:
Name:
Title:

[Signature Page to Termination Agreement and Release]

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SCHEDULE 11

INVESTORS

1	Copperbottom Investments, Ltd.:
Loyalist Plaza, Don Mackay Boulevard, Marsh Harbor Abaco Bahamas

2	Britannia Securities International, Ltd.
53 St. Peter Street Tiverton, Devon EX16 6NW United Kingdom

3	Agri-Technologies International, Ltd.
Loyalist Plaza, Don Mackay Boulevard Marsh Harbor Abaco Bahamas

4	On Time Investments, Ltd.
94 Deswell St., P.O. Box NA-7521, Nassau, Bahamas

5	RnD Company, Ltd.
Loyalist Plaza, Don Mackay Boulevard Marsh Harbor Abaco Bahamas

6	Rooftop Holdings, Ltd.
94 Deswell St. P.O. Box NA-7521 Nassau Bahamas

7	Sequence Investments, Ltd.
Loyalist Plaza, Don Mackay Boulevard Marsh Harbor Abaco Bahamas

8	Anybright Investments, Ltd.
Loyalist Plaza, Don Mackay Boulevard, Marsh Harbor Abaco Bahamas

9	Orange Investments, Ltd.
Loyalist Plaza, Don Mackay Boulevard, Marsh Harbor Abaco Bahamas

INTERMEDIARY	TGC
Elco Securities Ltd. Loyalist Plaza, Don Mackay Boulevard P.O. Box AB-20377 Marsh Harbour, Abaco, Bahamas	The Greig Companies, Inc. 1730 LaBounty Rd Ste-3, #174 Ferndale, WA 98248

ESCROW & COMPLIANCE ATTORNEY
Jonathan Kramer Whitfield& Eddy, PLC 317 6th Avenue, Suite 1200 Des Moines, IA 50309

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[Insert Letterhead of Investor]

Shay Galam

VStock Transfer, LLC

18 Lafayette Place

Woodmere, New York 11598

RE:	Cancellation of (Series A Preferred Stock/Warrants) of Spotlight Innovation Inc.

Dear Mr. Galam:

This shall serve as notice that the enclosed shares of Series A Preferred Stock and Warrants of Spotlight Innovation Inc. are hereby cancelled as set forth below:

List shares/warrants

Sincerely,

Insert Applicable signature

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